Exhibit 99.3

Senior Secured Term Loan

Concurrently with the closing of this offering, we will enter into a new $500 million senior secured term loan with Citibank N.A. as the administrative agent and Wells Fargo Bank, National Association as the collateral agent. The term loan will mature on the fifth anniversary of the closing of the loan. The proceeds from the term loan will be drawn in a single drawing on the closing date. The term loan will bear interest, at our option, at a rate equal to either (a) a base rate determined by reference to the highest of (1) the federal funds rate plus 50 basis points, (2) the prime commercial lending rate of Citibank, N.A. and (3) one percent per annum above the one-month adjusted LIBOR or (b) a LIBOR rate, in each case, plus an applicable margin.

Any repricing amendment or refinancing through the issuance of any debt that results in a repricing event occurring at any time during the first year after the closing date will be accompanied by a 1.00% prepayment premium on the principal amount of the loans affected thereby or repaid, as applicable.

Our term loan will include change of control and asset sale mandatory prepayment provisions consistent with the redemption and prepayment provisions applicable to the notes and existing notes as described under the captions “Description of Notes–Redemption and Offer to Purchase–Change of Control” and “Description of Notes–Redemption and Offer to Purchase–Asset Sales.” We will be required to offer to prepay our term loan following the occurrence of a change of control at 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment, on terms consistent with those applicable to the senior secured notes. We will also be required to offer to prepay our term loan with excess proceeds from certain non-ordinary course dispositions of assets (other than deepwater vessels, which will not be permitted to be sold under the terms of the term loan).

All obligations under our new term loan will be fully and unconditionally guaranteed on a joint and several basis by each of the guarantors of the existing notes and the new senior secured notes, and all such obligations and guarantees will be secured on a first-priority and pari passu basis by the Collateral securing the notes and other pari passu obligations. The agent for the term loan, the trustee for the senior secured notes and the agent for the credit agreement will enter into an intercreditor agreement governing the relationship between them as well as holders of any other indebtedness that is secured on a pari passu basis with the senior secured notes. See “Description of Notes—Security—Intercreditor Agreement.”

Consistent with the indentures governing the notes and the existing notes, the term loan will not include any financial maintenance covenants, but will otherwise include customary events of default, customary representations and warranties and customary covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of indebtedness, liens, transactions with affiliates and dividends and other distributions, in each case, consistent with comparable provisions applicable to the senior secured notes. Consistent with the indentures governing the notes and the existing notes, at any time that the term loan is rated investment grade, certain covenants contained in the term loan will be suspended.